Exhibit 99.1

PDS Biotech Reports Third Quarter 2025 Financial Results and Provides Clinical Programs Update

Company Announced Completion of VERSATILE-002 Phase 2 trial of PDS0101 + Pembrolizumab in HPV16-Positive Recurrent/Metastatic Head and Neck Cancer

Phase 2 Results Lead Company to Seek Expedited Approval Pathway in Ongoing VERSATILE-003 Phase 3 Trial Design

Conference Call and Webcast today at 8:00 a.m. Eastern Time

PRINCETON, N.J., November 13, 2025 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today provided a business update, reported financial results for the third quarter ended September 30, 2025, and provided a clinical programs update.

“Our request to meet with the FDA to propose an amendment to our ongoing VERSATILE-003 Phase 3 trial represents the culmination of the encouraging data from our now completed VERSATILE-002 trial”, said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “We believe the positive PFS data offers an important opportunity to shorten the trial duration and time to regulatory submission while maintaining mOS as the endpoint for full FDA approval. Importantly, we believe this approach may also accelerate the availability of this promising treatment to patients in need.”

Clinical and Corporate Update

•	Announced final topline survival data from the VERSATILE-002 Phase 2 clinical trial. VERSATILE-002 evaluated PDS0101 + Keytruda® (pembrolizumab) in patients with HPV16+ HNSCC
•	The median overall survival (mOS) is 39.3 months in patients with CPS ≥ 1. The lower limit of the 95% confidence interval is 23.9 months, and the upper limit is not yet estimable.
•	The progression-free survival is 6.3 months in patients with CPS ≥ 1.

•	Announced plan to seek accelerated approval pathway in the VERSATILE-003 Phase 3 randomized trial for PDS0101 in combination with pembrolizumab versus pembrolizumab monotherapy.
•	Increased mOS suggests the potential for fewer death events in a specified time that will likely result in an extended trial duration.

•	The increase in mOS is the basis for a proposed amendment to the statistical analysis plan based on the earlier mOS. The proposed amendment could reduce trial size while maintaining statistical power.
•
Due to the positive final PFS result, the proposed amendment would change the PFS endpoint to become a surrogate primary endpoint that can be evaluated earlier with high statistical power and potentially form the basis for accelerated approval.

•	mOS will remain as the primary endpoint for full approval as originally recommended by FDA.

•	National Cancer Institute (NCI) presented new clinical data at the 2025 Society for Immunotherapy of Cancer (SITC) Annual Meeting
•
The NCI presented three abstracts highlighting emerging clinical and translational findings from PDS Biotechnology’s novel investigational immunotherapy platforms, including the tumor-targeting IL-12 fused antibody drug conjugate (PDS01ADC) and PDS0101, the Company’s lead Phase 3 clinical stage HPV-targeted immunotherapy. The presented translational biomarker studies demonstrated the unique immunological properties of PDS0101 and PDS01ADC leading to anti-tumor immune responses and the predictability of clinical responses.

•	Announced Preliminary Results from Colorectal Cancer Cohort of Phase 2 Clinical Trial with PDS01ADC.
•	Met Criteria for Expansion to Stage 2 Following Positive Stage 1 Results
•
Metastatic colorectal cancer cohort in study led by the National Cancer Institute met high objective response rate bar for continuation of study of at least 6 of 9 confirmed objective responses by RECIST v1.1.  This triggered enrollment expansion under the Simon Two-Stage study design

Third Quarter 2025 Financial Results

Reported net loss was $9.0 million, or $0.19 per basic and diluted share, for the three months ended September 30, 2025, compared to $10.7 million, or $0.29 per basic share and diluted share, for the three months ended September 30, 2024. The decrease in net loss was primarily due to lower operating expenses.

Research and development expenses were $4.6 million for the three months ended September 30, 2025, compared to $6.8 million for the three months ended September 30, 2024. The decrease was primarily due to lower manufacturing and clinical expenses and personnel costs.

General and administrative expenses were $3.6 million, for the three months ended September 30, 2025, compared to $3.4 million for the three months ended September 30, 2024. The increase was primarily due to higher professional fees, partially offset by lower personnel costs.

Total operating expenses were $8.1 million for the three months ended September 30, 2025, compared to $10.2 million for the three months ended September 30, 2024.

Net interest expense was $0.9 million for the three months ended September 30, 2025, compared to $0.5 million for the three months ended September 30, 2024. The increase was primarily due to lower interest income from the Company’s cash deposits.

The Company’s cash balance as of September 30, 2025 was $26.2 million, compared to $41.7 million as of December 31, 2024.

On November 12, 2025, the Company sold 5,800,000 common stock (or prefunded warrants in lieu thereof), as well as 5,800,000 accompanying warrants, for gross proceeds of approximately $5.3 million.

Conference Call Details

Date: November 13, 2025
Time: 8:00 a.m. Eastern Time
Dial-in: 1-877-704-4453 (Domestic) or 1-201-389-0920 (International)
Webcast Registration: Click Here
Call MeTM Registration: Click Here (Available 15 minutes prior to call)

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy PDS0101 (Versamune® HPV) is being developed in combination with a standard-of-care immune checkpoint inhibitor, and in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.
Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
David Schull
Russo Partners
Phone +1 (858) 717-2310
Email: david.schull@russopartnersllc.com

---financial tables to follow---

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Selected Balance Sheet Data
(Unaudited)

	Sept 30,	December 31,
	2025	2024
Cash and cash equivalents	$26,198,652	$41,689,591
Working capital	$14,563,450	$27,967,242
Total assets	$34,705,801	$45,358,657
Long term debt	$11,889,314	$9,204,755
Accumulated deficit	$(209,043,585)	$(182,110,999)
Total stockholders’ equity	$9,453,510	$19,004,848

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2025	2024	2025	2024
Operating expenses:
Research and development expenses	$4,576,389	$6,803,900	$14,620,308	$18,035,762
General and administrative expenses	3,563,753	3,374,794	10,248,943	10,924,863
Total operating expenses	$8,140,142	$10,178,694	$24,869,251	$28,960,625

Loss from operations	$(8,140,142)	$(10,178,694)	$(24,869,251)	$(28,960,625)

Interest income (expense)
Interest income	$281,109	$666,770	$992,582	$2,010,874
Interest expense	(1,150,378)	(1,214,734)	(4,225,737)	(3,577,450)
Interest income (expense), net	$(869,269)	$(547,964)	$(3,233,155)	$(1,566,576)

Loss before income taxes	$(9,009,411)	$(10,726,658)	$(28,102,406)	$(30,527,201)
Benefit from income taxes	-	-	1,169,820	869,169
Net loss and comprehensive loss	$(9,009,411)	$(10,726,658)	$(26,932,586)	$(29,658,032)

Per share information:
Net loss per share, basic and diluted	$(0.19)	$(0.29)	$(0.60)	$(0.82)
Weighted average common shares outstanding basic and diluted	46,869,531	36,806,592	44,648,508	36,107,900